Exhibit 14

CONSENTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated August 20, 2009, relating to the financial statements and financial highlights which appear in the June 30, 2009 Annual Report to Shareholders of the Allianz CCM Capital Appreciation Fund, Allianz CCM Focused Growth Fund, Allianz CCM Mid-Cap Fund, and Allianz CCM Emerging Companies Fund which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Financial Statements of Existing Funds” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP

Kansas City, Missouri

May 12, 2010